TERMINATION AGREEMENT

This **TERMINATION AND REDEMPTION AGREEMENT** (this "Agreement"), dated as of September 30, 2016, is by and between **Siskey Capital, LLC** ("SCAP"), and **Level Beauty Group, Inc.** (the "Company").

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Termination of Agreement**. SCAP and the Company each hereby acknowledges and agrees that the Advisory Services Agreement, dated April 27, 2015 between the parties ("Advisory Services Agreement") is hereby terminated and canceled, and shall no longer be in force and effect. The Company shall not be required to pay any amounts owed or otherwise perform any obligations under the Advisory Services Agreement.

2. **Consideration**. In exchange for the termination of the Advisory Services Agreement, the Company shall issue to SCAP 180,000 shares of the Company's common stock and a lump sum payment of $50,000.

3. **Miscellaneous**.

(a) Entire Agreement. This Agreement, as may be amended hereafter from time to time in accordance with the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.

(b) Further Assurances. In connection with the transactions contemplated hereby, Siskey and the Company shall each execute and deliver any further instruments or documents and take such further actions as may be reasonably requested by the other party to further evidence or give effect to the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(c) Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature, and may be appended, to any other counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

Siskey Capital, LLC

Name: Martin A. Sumichrast
Title: Manager

Level Beauty Group, Inc.

Name: Martin A. Sumichrast
Title: CEO